Exhibit 99.1

News Release

LCA-Vision Reports First Quarter 2008 Financial Results

Cincinnati, April 29, 2008 - LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the first quarter ended March 31, 2008.

First Quarter 2008 Financial & Operational Results (all comparisons are versus the first quarter of 2007)

▪	Revenue was $79.6 million compared with $78.7 million; adjusted revenue was $74.0 million compared with $84.3 million.

▪	Procedure volume was 44,159 compared with 59,101.

▪	Same-store revenue decreased 8%; adjusted same-store revenue decreased 21%.

▪	Operating income was $10.5 million compared with $15.5 million; adjusted operating income was $5.4 million compared with $20.6 million.

▪	Net income and earnings per diluted share were $6.9 million and $0.37, respectively, compared with $10.9 million and $0.54, respectively.

▪	Opened four LasikPlus® vision centers in Savannah, Georgia; Des Moines, Iowa; Tulsa, Oklahoma; and Woodbridge, New Jersey.

LCA-Vision is providing adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties. A reconciliation of revenue and operating income as reported in accordance with Generally Accepted Accounting Principles (GAAP) is provided on the last page of this news release. Management believes the adjusted information is more reflective of operating performance.

Commenting on the company’s first quarter 2008 results, LCA-Vision’s Chief Executive Officer, Steve Straus, said, “The number of scheduled eye exams increased slightly during the first quarter of 2008 compared with the first quarter of 2007. However, attended exams did not keep pace with the growth in scheduled exams. The decline in our procedure volume during the quarter was partially offset by a higher average price per procedure.”

The company continues to focus on the following key initiatives that were started in the second half of 2007:

▪
Management Team - LCA-Vision strengthened its operations management team with the additions of David Thomas as Senior Vice President of Operations, and Marcello Celentano as Area Vice President of Operations.

▪	Service Excellence - The company is providing its employees throughout the country with training programs to enhance the overall patient experience and improve operating performance.

First Quarter 2008
Financial & Operational Results

▪	Convenient Hours of Operations - Earlier this year, the company added early morning, evening and weekend hours at each of its 76 vision centers.

▪
Marketing Improvements - The company updated its LasikPlus® website (www.lasikplus.com) with additional educational content in an effort to enhance brand awareness and increase the number of online appointments.

▪	IntraLase® Rollout - IntraLase® is now operational in 73 of 76 LasikPlus® vision centers, and in March 2008 was used in 55% of total procedures, up from 31% in December 2007.

▪
Expense Management - As announced earlier this year, the company reduced its workforce to align staffing levels with current procedure volume; and in the second quarter the company will reduce its marketing spend by approximately 15% from the first quarter level in an effort to improve the return on investment of its marketing expenditures as the company is now beginning to realize efficiencies related to its marketing strategies.

▪	National Marketing Strategies - LCA-Vision continues to expand national marketing strategies to supplement regional marketing strategies, which the company has successfully employed since 1999.

▪
Vision Center Expansion - LCA-Vision is moving forward with its previously announced plans to open vision centers in new and existing markets, as well as relocating some older vision centers in their current markets.

“While today’s financial results do not reflect the expected benefits of the business improvements we are implementing, I firmly believe that the company has the right strategy, the right business model, the right balance sheet, the right management team, and the right focus to create long-term sustainable shareholder value,” added Mr. Straus.

Cash Position
Net cash provided by operating activities in the first quarter of 2008 was $9.4 million, and cash and investments were $57.7 million at March 31, 2008. Late last week, the company borrowed $19.2 million to finance the majority of its IntraLase® placements with monthly payments over a five-year period at a fixed interest rate of 4.96%.

Share Repurchase
LCA-Vision did not repurchase any shares of its common stock during the first quarter of 2008 under the $50 million share repurchase plan that the Board of Directors authorized in August 2007. Approximately $40 million remains available for repurchase under this plan.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, April 29, 2008 beginning at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (United States and Canada) or 706-758-1564 (international callers). The webcast will be available at the investor relations section of LCA-Vision’s website at http://www.lasikplus.com/q108earnings/. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 420 459 56.

First Quarter 2008
Financial & Operational Results

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. These forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to successfully open new vision centers, including our ability to reach profitability targets for new vision centers within a specified time period; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, the FDA’s advisory board on ophthalmic devises is currently reviewing concerns about post-Lasik quality of life matters and the advisory board may propose a major new study on Lasik outcomes. The outcome of this review could potentially impact negatively the acceptance of Lasik. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 76 LasikPlus® fixed-site laser vision correction centers in 33 states and 59 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com
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Corporate Websites: http://www.lca-vision.com• http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

First Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Condensed Consolidated Statements of Income (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended March 31,
	2008	2007

Revenue - Laser Refractive Surgery	$79,568	$78,663

Operating Costs and Expenses
Medical professional and license fees	14,761	13,975
Direct costs of services	24,726	24,465
General and administrative expenses	5,372	5,198
Marketing and advertising	19,984	17,178
Depreciation	4,254	2,304

Operating Income	10,471	15,543

Equity in earnings from unconsolidated businesses	56	154
Net investment income	736	1,611
Other income (expense), net	18	(10)

Income before Taxes on Income	11,281	17,298

Income Tax Expense	4,405	6,372

Net Income	$6,876	$10,926

Income Per Common Share
Basic	$0.37	$0.55
Diluted	$0.37	$0.54

Dividends Declared Per Share	$0.18	$0.18

Weighted Average Shares Outstanding
Basic	18,495	19,903
Diluted	18,587	20,274

First Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

Assets	March 31, 2008	December 31, 2007
Current Assets
Cash and cash equivalents	$26,036	$17,614
Short-term investments	21,225	42,534
Patient receivables, net of allowance for doubtful accounts of $3,455 and $2,987	13,901	12,712
Other accounts receivable	6,980	5,941
Prepaid professional fees	1,618	1,872
Prepaid income taxes	173	6,391
Deferred tax assets	3,900	3,450
Prepaid expenses and other	8,020	5,076

Total Current Assets	81,853	95,590

Property and equipment	117,616	106,788
Accumulated depreciation and amortization	(57,032)	(52,872)
Property and Equipment, Net	60,584	53,916

Long-term investments	10,477	2,250
Accounts receivable, net of allowance for doubtful accounts of $2,500 and $2,130	5,083	4,556
Deferred compensation plan assets	3,381	5,540
Investment in unconsolidated businesses	746	590
Deferred tax assets	12,413	13,561
Other assets	2,828	3,644

Total Assets	$177,365	$179,647

Liabilities and Stockholders' Investment
Current Liabilities
Accounts payable	$8,393	$10,396
Accrued liabilities and other	13,079	13,219
Deferred revenue	16,180	18,719
Income taxes payable	3,469	642
Capital lease obligations maturing in one year	4,894	3,941

Total Current Liabilities	46,015	46,917

Capital lease obligations	2,069	2,012
Deferred compensation liability	3,387	5,516
Insurance reserves	9,798	8,493
Deferred revenue	20,051	23,110

Stockholders' Investment
Common stock ($0.001 par value; 25,170,237 and 25,114,244 shares and
18,523,788 and 18,482,658 shares issued and outstanding, respectively)	25	25
Contributed capital	172,530	172,965
Common stock in treasury, at cost (6,646,449 shares and 6,631,586 shares)	(114,632)	(114,427)
Retained earnings	38,138	34,597
Accumulated other comprehensive (loss) income	(16)	439

Total Stockholders' Investment	96,045	93,599

Total Liabilities and Stockholders' Investment	$177,365	$179,647

First Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2008	2007

Cash Flow from Operating Activities:
Net Income	$6,876	$10,926
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	4,254	2,304
Provision for loss on doubtful accounts	2,080	1,460
Deferred income taxes	980	268
Stock based compensation	(101)	1,240
Insurance reserves	1,305	726
Equity in earnings of unconsolidated affiliates	(56)	(154)
Changes in Operating Assets and Liabilities:
Patient accounts receivable	(3,796)	(4,463)
Other accounts receivable	(1,039)	(476)
Prepaid income taxes	6,218	2,356
Prepaid expenses and other	(2,944)	721
Accounts payable	(2,003)	5,254
Deferred revenue, net of professional fees	(5,038)	5,060
Income taxes payable	2,827	3,145
Accrued liabilities and other	(157)	1,789

Net Cash Provided by Operations	9,406	30,156

Cash Flow from Investing Activities:
Purchases of property and equipment	(9,330)	(1,973)
Purchases of investment securities	(54,942)	(63,163)
Proceeds from sale of investment securities	67,287	62,324
Other, net	480	(18)

Net Cash Provided by (used in) Investing Activities	3,495	(2,830)

Cash Flow from Financing Activities:
Principal payments of capital lease obligations	(570)	(849)
Shares repurchased for treasury stock	(205)	(452)
Tax (expense) benefits related to stock-based compensation	(517)	1,094
Exercise of stock options	148	2,895
Dividends paid to stockholders	(3,335)	(3,613)

Net Cash used in Financing Activities	(4,479)	(925)

Increase in Cash and Cash Equivalents	8,422	26,401

Cash and Cash Equivalents at Beginning of Period	17,614	24,431

Cash and Cash Equivalents at End of Period	$26,036	$50,832

First Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Effect of the Change in Our Accounting for Deferred Revenue on Financial Results
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31,
	2008	2007
Revenue

Reported	$79,568	$78,663
Adjustments
Warranty revenue deferred into future	-	12,117
Amortization of prior deferred revenue	(5,599)	(6,495)
Adjusted Revenue	$73,969	$84,285

Operating Income

Reported	$10,471	$15,543
Adjustments
Impact of warranty revenue deferral	(5,599)	5,622
Professional fees deferred into future	-	(1,212)
Amortization of prior professional fees	560	650
Adjusted Operating Income	$5,432	$20,603

Corporate Websites: http://www.lca-vision.com• http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236